EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-163431 and No. 333-171778) of Hallador Energy Company of our report dated February 28, 2014 on the consolidated financial statements of Hallador Energy Company, which appears in this Form 8-K for the year ended December 31, 2013.

/s/ EKS&H LLLP

February 28, 2014
Denver, Colorado